Exhibit 21

SUBSIDIARIES OF REGISTRANT

Pacific Capital Bank, N.A.

PCB	Service Corporation

Formerly Pacific Capital Commercial Mortgage Corporation

Pacific Capital Service Corporation – Inactive

SBB&T RAL Funding Corporation

SBB&T Automobile Loan Securitization Corporation

All of the above subsidiaries are incorporated in the State of California.